Exhibit 10.1

FIRST AMENDMENT TO SUBLEASE

(Suite 106)

THIS FIRST AMENDMENT TO SUBLEASE (this “First Amendment”) is entered into and effective as of the 5th day of August, 2011, by and between Avnet, Inc., a New York corporation with its principal offices at 2211 South 47th Street, Phoenix, AZ 85034 (“Sublessor”), and Santarus, Inc., a Delaware corporation, with its principal offices at 3721 Valley Centre Drive, Suite 400, San Diego, CA 92130 (“Sublessee”).

RECITALS

A. By Lease Agreement dated September 23, 2002 (the “Prime Lease”), Kilroy Realty, L.P. (“Prime Landlord”) leased to Memec, LLC (“Memec”) certain premises at 3721 Valley Centre Drive, San Diego, CA 92130 (the “Building”).

B. Sublessor is the successor by merger to Memec.

C. Pursuant to a Sublease dated December 11, 2007 (the “Original Sublease”), Sublessor has subleased to Sublessee and Sublessee has hired from Sublessor Suite 400 on the Fourth Floor of the Building consisting of approximately 24,523 rentable square feet of space (the “Original Sublet Premises”) as depicted on the Floor Plan attached to and forming a part of the Original Sublease.

D. Sublessee desires to expand the Original Sublet Premises to include Suites 106 consisting of approximately 2,511 square feet of rentable area also located on the First Floor of the Building and identified on the Floor Plan attached hereto as Exhibit A (the “Expansion Premises”).

F. Sublessor and Sublessee desire to further amend the Original Sublease to add the Expansion Premises upon the terms and conditions set forth below and make certain other amendments and modifications to the terms and provisions of the Original Sublease consistent with the foregoing as hereinafter set forth.

G. The Original Sublease as modified by this First Amendment is referred to below collectively as the “Sublease.”

NOW, THEREFORE, in consideration of the Recitals set forth above and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Sublessor and Sublessee agree as follows:

1. Definitions. Each capitalized term used but not defined herein shall have the respective meaning given to it in the Original Sublease.

2. Term. The term of the Sublease with respect to the Expansion Premises (the “Term”) shall commence on the date Sublessor shall deliver the Expansion Premises to Sublessee pursuant to Section 4 hereof and shall expire on the expiration date of the Sublease.

3. Expansion Premises. The definition of the Sublet Premises in the Original Sublease is further amended to add the Expansion Premises. Except as otherwise expressly provided in this First Amendment, all references in the Original Sublease to the “Sublet Premises” shall hereafter mean the Original Sublet Premises plus the Expansion Premises. The total Premises shall consist of 27,034 square feet of rentable area consisting of the Original Sublet Premises plus the Expansion Premises.

4. Delivery of Possession. On or about August 8, 2011, Sublessor shall deliver possession of the Expansion Premises to Sublessee in its “AS IS” condition and Sublessee shall be deemed to have accepted the Expansion Premises in its “AS IS” condition; provided, however, that Sublessor shall cause the interior space of the Expansion Premises to be in a broom-swept condition with all plumbing, lighting, HVAC and electrical fixtures and equipment in good operating condition and Sublessor shall use its reasonable best efforts to perform the following work on or about August 5, 2011 : (a) carpet cleaning, (b) paint walls, as required, (c) install the furniture and furnishings described in Exhibit B for 11 workstations, one office and one conference room. Sublessor shall have no other obligation for any construction or finish-out allowance or for providing to Sublessee (or to the Expansion Premises) any other tenant inducement, including any refurbishment allowance or other inducement that the Prime Landlord may hereafter provide to Sublessor.

5. Applicability of Original Sublease. Except as otherwise expressly provided in this First Amendment, all of the terms and conditions of the Original Sublease shall hereafter apply to all of the Sublet Premises and shall govern the rights and obligations of the Sublessor and Sublessee.

6. Base Rent. The Base Rent for the Expansion Premises shall be SIX THOUSAND FIVE HUNDRED TWENTY EIGHT AND 60/00 DOLLARS per month (based on a rate of $2.60 per rentable square foot per month on a full service gross lease basis, inclusive of janitorial services and utilities). Commencing on August 15, 2011, the applicable Base Rent for the Expansion Premises shall be added to the sum of the Base Rent as defined in the Original Sublease and shall be payable monthly on the first day of each month, and all references to Base Rent in the Original Sublease shall mean the sum of the two amounts. Concurrently with each installment of Base Rent Sublessee also shall pay all rental, sales, use and other similar taxes, if any (excluding income taxes of Sublessor), levied or imposed by any governmental or municipal authority on payments by Sublessee pursuant to this First Amendment.

7. Security Deposit. Sublessee shall not be required to post a security deposit for the Expansion Premises, but the existing Security Deposit shall secure Sublessee’s obligation with respect to all of its obligations under the Sublease.

8. Sublessee’s Share of Basic Operating Costs. Because the Expansion Premises are being subleased on a full service gross lease basis, the Sublessee’s Share of Basic Operating Costs as set forth in the Basic Lease Information and Section 1 (Definitions) of the Sublease will be unchanged.

9. Leased Furniture and Furnishings. During the Term Sublessee shall be entitled to use the furniture and furnishings located within the Expansion Premises and more particularly described on Exhibit B attached hereto (“Leased Furniture and Furnishings”). On the expiration of this Sublease, the Leased Furniture and Furnishings shall be deemed the personal property of Sublessee. Sublessee acknowledges that it will be deemed to have accepted the Leased Furniture and Furnishings in their “AS IS” condition on the Effective Date.

10. Surrender. At the expiration or earlier termination of the Sublease, Sublessee shall vacate the Sublet Premises and shall leave the Sublet Premises “broom clean,” with all damage repaired, with all furniture, equipment and personal property removed and otherwise in the condition required for surrender of the Sublet Premises under the Prime Lease.

11. Personal Property Taxes. Sublessee shall be liable for and shall promptly pay when due all taxes levied or assessed with respect to the Term against the Leased Furniture and Furnishings and any and all personal property, equipment, furnishings, furniture or fixtures in the Expansion Premises. If any taxes for which Sublessee is liable are levied or assessed against Sublessor or Sublessor’s property and Sublessor elects to pay the same, or if the assessed value of Sublessor’s property is increased by inclusion of the Leased Furniture and Furnishings and Sublessee’s personal property, equipment, furnishings, furniture or fixtures and Sublessor elects to pay the taxes based on such increase, then Sublessee shall pay to Sublessor, within thirty (30) days following written request therefor the part of such taxes for which Sublessee is primarily liable hereunder; however, Sublessor shall not pay such amount if Sublessee notifies Sublessor that it will contest the validity or amount of such taxes before Sublessor makes such payment, and thereafter diligently proceeds with such contest in accordance with Law and if the non-payment thereof does not pose a threat of loss or seizure of the Expansion Premises, the pertinent property or the interest of Sublessor therein or impose any fee or penalty against Sublessor.

12. Parking. Upon compliance with the applicable terms and conditions of the Prime Lease, and subject to the rights of the Prime Landlord as set forth therein, the demising of the Expansion Premises shall entitle Sublessor, at no addition cost to Sublessee, to allow its employees, agents and customers to use ten (10) additional parking spaces. Sublessee understands that except for parking spaces that are designated for customers or visitors or as handicapped spaces, the parking spaces shall be available to all occupants of the Building on a first-come, first-served basis. Sublessee and its employees, agents and customers shall comply with all rules and regulations applicable to the Parking Spaces.

13. Signage. Upon compliance with the Prime Lease, Sublessee, at Sublessee’s expense, may modify the identification signage in the directory for the Building to identify the Expansion Premises and install building standard suite signage at the entrance to the Expansion Space.

14. Prime Landlord’s Consent. This First Amendment and the obligations of the parties under it are expressly conditioned upon Sublessor’s obtaining Prime Landlord’s consent to this First Amendment. Sublessee shall promptly deliver to Sublessor any information reasonably requested by Prime Landlord (in connection with Prime Landlord’s approval of this First Amendment) with respect to the nature and operation of Sublessee’s business, the financial condition of Sublessee, or both. For the benefit of Prime Landlord, Sublessor and Sublessee agree that this First Amendment and Prime Landlord’s consent hereto shall not: (a) create privity of contract between Prime Landlord and Sublessee; (b) be deemed to have amended the Prime Lease in any regard (unless Prime Landlord shall have expressly agreed to the amendment); or (c) be construed as a waiver of the right of either the Prime Landlord or Sublessor to consent to any assignment of the Prime Lease, any further subletting of the Sublet Premises, any assignment by Sublessee of the Sublease or any sub-subletting of all or any part of the Sublet Premises. In the event Prime Landlord’s consent shall not be obtained within thirty (30) days from the date hereof, either party may cancel and terminate this Sublease.

15. Brokerage. Each party warrants to the other that it has had no dealings with any broker in connection with this Sublease other than Jones Lang Lasalle (the “Sublessee’s Brokers”), and Collier’s International (“Sublessor’s Broker”). Each party agrees to indemnify the other party as to any liability for any compensation claimed by any broker or agent other than the Sublessor’s Broker and Sublessee’s Broker’s with respect to this Sublease or its negotiation on behalf of the party through whom the claim is made. Sublessor shall pay a leasing commission pursuant to separate agreement.

16. Confirmation of Lease. Except as modified by the terms of this First Amendment, the terms and provisions of the Original Sublease are hereby ratified and confirmed in all respects. In the event of any inconsistency between the terms of this First Amendment and the terms of the Original Sublease, then the terms of this First Amendment shall control. All other provisions of the Original Sublease are hereby amended to conform to the provisions of this First Amendment, but shall otherwise remain in full force and effect.

17. Entire Agreement; Counterparts; Facsimile and Electronic Signatures. The Original Sublease and this First Amendment set forth the entire agreement between the parties with respect to the Sublet Premises; there are no other terms or conditions or other agreements relating to, or affecting, such matters. This First Amendment may be executed in one or more counterparts, including any facsimile or other electronic version of same, each of which shall be deemed an original, but all of which when taken together shall constitute one agreement. Any facsimile or other electronic signature shall constitute a valid and binding method for a party to execute this Lease.

18. Binding Effect. This First Amendment shall be binding upon and inure to the benefit of the parties hereto and their heirs, successors and permitted assigns.

19. Effectiveness. The parties agree that the submission of a draft or copy of this First Amendment for review or signature by a party is not intended, nor shall it constitute or be deemed, by either party to be an offer to enter into a legally binding agreement with respect to the subject matter hereof, may not be relied on for any legal or equitable rights or obligations, and shall not constitute a reservation of or option or offer in favor of Sublessee. The parties shall be legally bound with respect to the subject matter hereof pursuant to the terms of this First Amendment only if, as and when all the parties have executed and delivered this First Amendment to each other it has been approved in writing by the Prime Landlord. Prior to the complete execution and delivery of this First Amendment by all parties, each party shall be free to negotiate the form and terms of this First Amendment in a manner acceptable to each party in its sole and absolute discretion.

IN WITNESS WHEREOF, the parties have caused this First Amendment to be duly executed as of the date first written above.

SUBLESSEE:

SANTARUS, INC., a Delaware corporation

By:	/s/ Debra P. Crawford
Name:	Debra P. Crawford
Title:	Senior Vice President, Chief Financial
Officer, Secretary and Treasurer
Date:	August 5, 2011

SUBLESSOR:

AVNET, INC., a New York corporation

By:	/s/ Raymond Sadowski
Name:	Raymond Sadowski
Title:	Sr. Vice President, CFO
Date:	August 8, 2011

EXHIBIT A

FLOOR PLAN OF EXPANSION PREMISES

Suite 106

3721 Valley Centre Drive San Diego, CA 92130

Suite 106

EXHIBIT B

LEASED FURNITURE AND FURNISHINGS

Upon the expiration of this Sublease, Sublessor, at Sublessee’s written request, will provide Sublessee with a Bill of Sale for these items. The terms of such Bill of Sale will be as follows: (a) Sublessor shall assign, transfer and convey to Sublessee all of Sublessor’s right, title and interest in and to these items for a price of $0.00. (b) The items are sold free and clear of any liens arising from Sublessor’s ownership thereof. (c) The items are otherwise sold “AS IS”, with all faults and defects, without any representation or warranty, express or implied, including without limitation, any warranty as to condition, merchantability or fitness for particular use or purpose. (d) Sublessee will be responsible for any taxes and other impositions payable in connection with the sale of these items.

Kilroy Centre 3721-106 Office Inventory Conference Room: Chairs — 10 Conference table — 1 removed 8/3/11 White board — 1

Kilroy Centre 3721-106 Office Inventory Main Office (open area): Trash Cans — 2 Cubicles — 11 w/file cabinets 4 off of main door w/5 desk keys 4 by the window line w/2 desk keys 3 at the back wall w/2 desk keys Chairs — 11 Floor mats — 2 Book cases — 2 2-shelf Surge Protectors — 8

Kilroy Centre 3721-106 Office Inventory Office: Round Table — 1 Chairs — 4 Desk — 1 Desk Chair — 1 Trash can — 1 Book case — 1 5-shelf & 1 2 shelf

Kilroy Centre 3721-106 Office Inventory Storage Room: Built in shelf unit —1 Table—1 Floor mats — 3 Paint — 1-5 gallon (Swiss Coffee)